UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

MiMedx Group, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

602496101
(CUSIP Number)

July 15, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 602496101

1	NAME OF REPORTING PERSON Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Louisiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,754,403
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,754,403
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,754,403
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9% (1)
12	TYPE OF REPORTING PERSON IA

(1)	Based on 110,328,875 shares of common stock outstanding as of June 25, 2020, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on July 6, 2020.

CUSIP No. 602496101

1	NAME OF REPORTING PERSON Prescience Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,024,730
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,024,730
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,024,730
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5% (1)
12	TYPE OF REPORTING PERSON PN

(1)	Based on 110,328,875 shares of common stock outstanding as of June 25, 2020, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on July 6, 2020.

CUSIP No. 602496101
1	NAME OF REPORTING PERSON Prescience Point Special Opportunity LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,845,539
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,845,539
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,539
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% (1)
12	TYPE OF REPORTING PERSON PN

(1)	Based on 110,328,875 shares of common stock outstanding as of June 25, 2020, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on July 6, 2020.

CUSIP No. 602496101

1	NAME OF REPORTING PERSON Prescience Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,870,269
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,870,269
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,870,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.1% (1)
12	TYPE OF REPORTING PERSON OO

(1)	Based on 110,328,875 shares of common stock outstanding as of June 25, 2020, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on July 6, 2020.

CUSIP No. 602496101

1	NAME OF REPORTING PERSON Eiad Asbahi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,755,335
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,755,335
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,755,335
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9% (1)
12	TYPE OF REPORTING PERSON IN

(1)	Based on 110,328,875 shares of common stock outstanding as of June 25, 2020, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on July 6, 2020.

ITEM 1(a).	NAME OF ISSUER:

MiMedx Group, Inc.

ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1775 West Oak Commons Ct. NE
Marietta, Georgia 30062

ITEM 2(a).	NAME OF PERSON FILING:

Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC (“Prescience Management”)
Prescience Partners, LP (“Prescience Partners”)
Prescience Point Special Opportunity LP (“Prescience Point”)
Prescience Capital, LLC (“Prescience Capital”)
Eiad Asbahi

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

1670 Lobdell Avenue, Suite 200, Baton Rouge, LA 70806

ITEM 2(c).	CITIZENSHIP:

Prescience Management - Louisiana
Prescience Partners - Delaware
Prescience Point - Delaware
Prescience Capital - Delaware
Eiad Asbahi - USA

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.001 per share

ITEM 2(e).	CUSIP NUMBER:

602496101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:

This Item 3 is not applicable.

ITEM 4.	OWNERSHIP:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
Prescience Management – 8,754,403
Prescience Partners – 6,024,730
Prescience Point – 1,845,539
Prescience Capital – 7,870,269
Eiad Asbahi – 8,755,335

(b)	Percent of class:
Prescience Management – 7.9%
Prescience Partners – 5.5%
Prescience Point – 1.7%
Prescience Capital – 7.1%
Eiad Asbahi – 7.9%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
Prescience Management – 0
Prescience Partners – 0
Prescience Point – 0
Prescience Capital – 0
Eiad Asbahi – 0

(ii)	Shared power to vote or to direct the vote:
Prescience Management 8,754,403
Prescience Partners – 6,024,730
Prescience Point – 1,845,539
Prescience Capital – 7,870,269
Eiad Asbahi – 8,755,335

(iii)	Sole power to dispose or to direct the disposition of:
Prescience Management – 0
Prescience Partners – 0
Prescience Point – 0
Prescience Capital – 0
Eiad Asbahi – 0

(iv)	Shared power to dispose or to direct the disposition of:
Prescience Management 8,754,403
Prescience Partners – 6,024,730
Prescience Point – 1,845,539
Prescience Capital – 7,870,269
Eiad Asbahi – 8,755,335

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [   ].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

ITEM 10.	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 15, 2020

Prescience Point Capital Management LLC

By:	/s/ Eiad Asbahi
	Name:	Eiad Asbahi
	Title:	Managing Member

Prescience Partners, LP

By:	Prescience Point Capital Management LLC Investment Manager

By:	/s/ Eiad Asbahi
	Name:	Eiad Asbahi
	Title:	Managing Member
Prescience Point Special Opportunity LP

By:	Prescience Point Capital Management LLC Investment Manager

By:	/s/ Eiad Asbahi
	Name:	Eiad Asbahi
	Title:	Managing Member

Prescience Capital, LLC

By:	/s/ Eiad Asbahi
Name:	Eiad Asbahi
Title:	Managing Member

/s/ Eiad Asbahi
EIAD ASBAHI

EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated July 15, 2020 (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of MiMedx Group, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other.

Prescience Point Capital Management LLC

By:	/s/ Eiad Asbahi
	Name:	Eiad Asbahi
	Title:	Managing Member

Prescience Partners, LP

By:	Prescience Point Capital Management LLC Investment Manager

By:	/s/ Eiad Asbahi
	Name:	Eiad Asbahi
	Title:	Managing Member
Prescience Point Special Opportunity LP

By:	Prescience Point Capital Management LLC Investment Manager

By:	/s/ Eiad Asbahi
	Name:	Eiad Asbahi
	Title:	Managing Member

Prescience Capital, LLC

By:	/s/ Eiad Asbahi
Name:	Eiad Asbahi
Title:	Managing Member

/s/ Eiad Asbahi
EIAD ASBAHI